011 Tax Exempt Income Fund, Semi Annual report 3/31/11

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	        Class A	 	 25,186
		Class B		 185
		Class C		 566


72DD2	        Class M		 128
		Class Y		 379



73A1		Class A		 0.191090
		Class B		 0.164772
		Class C		 0.158893

73A2		Class M		 0.179830
		Class Y		 0.200314

74U1		Class A		 128,026
		Class B		 1,047
		Class C		 3,188

74U2		Class M		 670
		Class Y		 2,124

74V1		Class A		 8.12
		Class B		 8.12
		Class C		 8.13

74V2		Class M		 8.14
		Class Y		 8.13

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.